SADIA S. A.

CNPJ/MF No. 20.730.099/0001-94

A PUBLICLY TRADED COMPANY

SUMMARY MINUTES OF THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS' MEETINGS HELD ON APRIL 16, 2004.

1 - DATE, TIME AND LOCATION: April sixteenth of two thousand four, at 2 p.m., (two o'clock in the afternoon) at the Head Offices, located at Rua Senador Attílio Fontana nº 86, in the city of Concordia, Santa Catarina .

2 - "QUORUM": Present were shareholders representing more than 2/3 (two-thirds) of the Voting Stock, according to the signatures in the Attendance Register, Nº 01, pages 05 and 05v.

3 - PRESIDING OFFICERS: President: Romano Ancelmo Fontana Filho; Secretary: Luiz Gonzaga Murat Junior. Note: at the start of the proceedings, the President observed that Humberto B. Santos, representing the external auditors ERNST & YOUNG AUDITORES INDEPENDENTES S/C., and Perceval Leite Britto, incumbent Member of the Shareholders' Fiscal Council, were present and available to the Chair and the meeting at large to respond to questions and or provide clarifications.

4 - PUBLISHED NOTICE OF THE MEETING AND OTHER PUBLICATIONS : The Notice of the General Shareholders' Meetings was published for three consecutive days in the Diário Oficial do Estado de Santa Catarina, Valor Econômico and A Notícia (Joinville-SC), all starting on April 1, 2004. The Notice read as follows: "SADIA S. A. - a publicly traded Company - Registered under the CNPJ/MF nº 20.730.099/0001-94 - NOTICE OF MEETING FOR THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS' MEETINGS - The Shareholders of the Corporation are summoned to attend the Ordinary and Extraordinary meetings that will be held jointly on April 16, 2004 at 2 p.m. at the Head Offices, located at Rua Senador Attílio Fontana nº 86, in the city of Concordia, Santa Catarina, to discuss and deliberate the following Order of the Day and Observations: I In the Ordinary General Shareholders' Meeting : a) the report of the accounts by the Officers, and examination, discussion and voting to accept the financial statements and the Independent Auditor's Reports for the Fiscal Year ended on December 31, 2003; b) the application of the Net Profits for the Fiscal Year and the approval of the distribution of dividends; c) election of the Members of the Board of Directors and approval of an annual budget for the remuneration of the Officers; d) election of the incumbent members and alternates of the Fiscal council and the determination of their remuneration. II - In the Extraordinary General Shareholders' Meeting: Examination and discussion of the Proposal of the Board of Directors for changes in the By-Laws of the Corporation to improve compliance with the new law governing S/A companies, Law No. 10.303/2001 and the practice of good Corporate Governance according to the recommendations of the CVM and of BOVESPA, principally with respect to the following: (I) Article 14, Paragraph 1 dealing with the concept of a unified mandate of the officers of the company; (II) Article 15 caput: the creation of Internal Rules for the Board of Directors; (III) Article 16, Paragraphs 1 - 5, allowing a meeting of the Board of Directors to be called by its Members in the absence of the Chairman of the Board and the publication of extracts of the Minutes of the Board; (IV) adapting the powers of the Board of Directors, to Article 17, and of the Executive Directors to Article 21; (V) eliminate Article 25 dealing with the remuneration of the Advisory Council; (VI) change the period from 5 (five) to 8 (eight) days counting from the first date of publication of the second call in Article 31; renumbering all the other articles and items affected by these changes. General Rules: 1. In accordance with CVM Rule No. 165, of December 11, 1991, Article 3, and with the changes introduced by CVM Rule No. 282, of June 26, 1998, Article 1 the minimum ownership percentage of Voting Capital Stock for demanding separate votes for the election of Members of the Board of Directors; 2. The pertinent documentation for the issues to be discussed in the Extraordinary General Meeting are available for the shareholders' examination at the Head Offices of the Company, as required under Paragraph 3 of Article 135 of Law No. 6.404/76. Concordia, Santa Catarina, March 31, 2004. (signed) ROMANO ANCELMO FONTANA FILHO - Chairman of the Board of Directors.

5 - DELIBERATIONS: Before beginning the deliberations, The Secretary reported that the documents referring to item "a" of the Order of the Day of the O.S.G.M were published in the "Valor Econômico" and "A Notícia" (Joinville) on February 5, 2004 and the Diário Oficial of the State of Santa Catarina, on February 6, 2004, and therefore more than 30 (thirty) days prior to this Meeting, and that therefore the proof of publication of the "notice" referred to in Article 133 of Law No. 6404/76 is not necessary, pursuant to Paragraph 5 of said legal provision. After the information about the legal notices, the issues of the Order of the Day of the General Meetings were discussed, as follows: I - From the Ordinary General Shareholders' Meeting: a) the Company Officer Accounts and the Financial Statements for the year ending December 31, 2003 were approved by unanimous vote, not counting the abstention requested by the shareholder "CAIXA DE PREVIDÊNCIA DOS FUNCIOÑÁRIOS DO BANCO DO BRASIL - PREVI", represented by LEDI GEMA MARCHET PEREIRA DOS SANTOS; b) With respect to the distribution of profits from the year, the Secretary reported that, of the total calculated in the amount of R$ 452,490,673.28 (four hundred fifty-two million, four hundred ninety thousand, six hundred seventy-three Reais and twenty-eight centavos), the Officers of the Corporation propose that the entire amount be distributed as follows: I - R$ 22,624,533.66 (twenty-two million, six hundred twenty-four thousand, five hundred thirty-three Reais and sixty-six centavos) for the Legal Reserve; II - R$ 150,453,899.84 (one hundred fifty million, four hundred fifty-three thousand, eight hundred ninety-nine Reais and eighty-four centavos), under the heading of dividends, however it was explained that this had already been paid by the corporation in the form of interest on capital; and III - the balance of R$ 279,412,239.78 (two hundred seventy-nine million, four hundred twelve thousand, two hundred thirty-nine Reais and seventy-eight centavos), for the constitution of statutory reserves, of which R$ 256,787,706.12 (two hundred fifty-six million, seven hundred eighty- seven thousand, seven hundred six Reais and twelve centavos) for Expansion Reserves and R$ 22,624,533.66 (twenty-two million, six hundred twenty-four thousand, five hundred thirty-three Reais and sixty-six centavos) for the Research and Development Reserve. The destination cited in item III of the proposal - concluded the Secretary - was destined for the start of the capital expenditures planned for this year, as shown in the Capital Budget. Raised for discussion and put to vote the Officers' Proposal was accepted in its entirety and approved by the majority of those present with the representative of the "Caixa de Previdência dos Funcionários do Banco do Brasil - PREVI", represented by Ledi Gema Marchet Pereira dos Santos, abstaining. Next, the Secretary reported that, in compliance with the dividend distribution policy adopted by the Company, the Board of Directors had authorized "ad referendum" of the Meeting of the Shareholders, the payment of interest on capital, under the heading of advancedd dividends, on three occasions as follows: the first, by decision of the Board of Directors made on June 27, 2003, in the amount of R$ 47,073,973.84 (forty- seven million, seventy-three thousand, nine hundred seventy-three Reais and eighty-four centavos), as payment of interest on capital to the shareholders relative to the first semester of 2003, which payment was made on August 15, 2003; the second, by a decision of the Board of Directors made at the meeting of December 19, 2003 in the amount of R$ 85,923,455.00 (eighty-five million, nine hundred twenty-three thousand, four hundred fifty-five Reais), which payment was made on February 16, 2004; and the third, by a decision of the Board of Directors made at the meeting of January 30, 2004, in the amount of R$ 17,456,471.00 (seventeen million, four hundred fifty-six thousand, four hundred seventy-one Reais), which payment was made on February 16, 2004. Under these circumstances, concluded the Secretary, the Meeting is required to decide upon the issue of the payment of interest on capital as dividends paid on the dates mentioned above. The issue was discussed, placed for a vote and the shareholders agreed unanimously to ratify the advanced distributions authorized by the Board of Directors. c) Elections were held for the Members of the Board of Directors for a new term of 1 (one) year until the new Members are elected at the Ordinary General Shareholders' Meeting in 2005. On this matter, in accordance with legislation currently in force, the President requested that shareholders representing at least 15% of the total ordinary shares and the owners of the preferred shares that represent, at a minimum, 10% of the Paid-in Capital, or if such is the case, these shareholders together, expressed their opinions. Next, the shareholders elected the Board Members of the Board listed below, who were approved by the majority of shareholders, with the abstentions of the representatives of the following: "Caixa de Previdência dos Funcionários do Banco do Brasil - PREVI", represented by Ledi Gema Marchet Pereira dos Santos; and "Vanguard Emerging Markets Stock Index Fund FD" represented by Jorge Washington Tenório Marcelino. BOARD OF DIRECTORS - CHAIRMAN: ROMANO ANCELMO FONTANA FILHO , Brazilian, married, businessman, with RG Identification Card No. 6.306.296-SSP/SP and CIC/MF No. 005.776.939-72, resident and domiciled in Barueri-SP; OTHER MEMBERS: OSÓRIO HENRIQUE FURLAN , Brazilian, married, attorney, with Identification Card No. 2.881.056-SSP/SP and CIC/MF No. 005.522.598-53, resident and domiciled in São Paulo-SP; WALTER FONTANA FILHO, Brazilian, married, economist, with Identification Card No. 4.250.008-SSP/SP and CIC/MF No. 947.648.408-04, resident and domiciled in São Paulo-SP; SÉRGIO FONTANA DOS REIS , Brazilian, married, architect, with Identification Card No. 5.659.732-SSP/SP and CIC/MF No. 460.208.459-15, resident and domiciled in São Paulo-SP; MARISE PEREIRA FONTANA CIPRIANI , Brazilian, married, businesswoman, with Identification Card No. 5.933.604-SSP/SP and CIC/MF No. 903.983.948-49, resident and domiciled in São Paulo-SP; ALCIDES LOPES TAPIAS , Brazilian, married, economist, with Identification Card No. 3.262.877-SSP/SP and CIC/MF No. 024.054.828-00, resident and domiciled in São Paulo-SP; VICENTE FALCONI CAMPOS , Brazilian, married, engineer, with Identification Card No. 1.476.273-SSP/MG and CIC/MF No. 000.232.216-15, resident and domiciled in Belo Horizonte-MG; ROBERTO FALDINI , Brazilian, married, businessman, with Identification Card No. 3.182.138-8 SSP/SP and CIC/MF No. 070.206.438-68, resident and domiciled in São Paulo-SP; EVERALDO NIGRO DOS SANTOS , Brazilian, married, civil engineer, with Identification Card No. 2.351.472 SSP/SP and CIC/MF No. 067.611.358-34, resident and domiciled in São Paulo-SP; FRANCISCO SILVERIO MORALES CESPEDE , Brazilian, married, businessman, with Identification Card No. 3.895.216 SSP/SP and CIC/MF No. 049.049.078-68, resident and domiciled in São Paulo-SP and NORBERTO FATIO , Brazilian, married, businessman, with Identification Card No. 2.653.658 SSP/SP and CIC/MF No. 008.266.348-34, resident and domiciled in São Paulo-SP. All being present, the Elected Members declared before the Meeting, as required by the conditions contained in Articles 11 and of Normative Rule No. 29, of April 18, 1991, of the National Department of the Registry of Commerce, that they have not been charged with any crime that would preclude the exercise of their business activities. The President then spoke and took the opportunity to express his thanks to Board Members Attílio Fontana Neto, Karlos Heinz Rischbieter, Ottoni Romano Fontana Filho and Victor Bayard de Maura Fontana, for their profitable contributions during the mandate just ended. Continuing the deliberations, the Assembly approved by unanimous vote an amount of up to R$13,000,000.00 (thirteen million Reais) annually for the remuneration of the Members of the Board of Directors and the Officers of the Company, not including the amounts related to the social charges that may be due, it being incumbent upon the Board of Directors to make the individual monthly distributions; d) Next, the President said that since the Fiscal Council was operating and since, by law, the mandates of its Members expire at the close of the Ordinary General Shareholders' Meeting then taking place, he asked that the shareholders express their opinions regarding the reinstatement of the Council, because under the Statutes and By-Laws of the Corporation, the Council is not a permanent body. As a result, as proposed by the Officers of the Corporation and also by the representatives of the shareholders holding preferential shares then present, there was unanimous approval for the reinstatement of the Fiscal Council for a new period of one year. That being the case, the President then asked the shareholders to expresse themselves on the issue of the election of Members of the Council, in accordance with the pertinent conditions contained in Article 161 of Law 6.404/76. To this end, further deliberations were suspended for the election - in separate votes -- of a Member and Alternate for the Shareholders of Preferential Shares, according to the conditions of sub-paragraph "a" of Paragraph 4 of Article 161. Then the session was reconvened. Cícero Péricles de Oliveira Carvalho and Mara Cardoso Duarte, whose personal data follow below, were nominated for the positions of Member and Alternate representing the Preferential Shareholders, Caixa de Previdência dos Funcionários do Banco do Brasil - PREVI", represented by Ledi Gema Marchet Pereira dos Santos. Continuing with the deliberations, the President requested that the Ordinary Shareholders express themselves regarding the Members and Alternates for the Fiscal Council, as is their right according to the conditions of sub-paragraph "b" of Paragraph 4 of Article 161 of Law No. 6404/76. These shareholders appointed José Fernando Monteiro Alves and Perceval Leite Britto, as Members, and João Andrijic Malandrin and Rafael Natal Mônaco, as Alternates, all of whose personal data follows below. Thus the complete membership of the Council, three Members and three Alternates, was ratified as shown below to examine and present the accounts for the current fiscal year to the Ordinary General Meeting to be held in 2005: MEMBERS - CÍCERO PERICLES DE OLIVEIRA CARVALHO , Brazilian, divorced, economist, with Identification Card No. 3307137-SSP/SC and CIC No. 112.529.284-91, resident and domiciled in Maceió-AL; JOSÉ FERNANDO MONTEIRO ALVES , Brazilian, married, attorney, with Identification Card No. 2.386.657-SSP/SP and CIC No. 025.339.608-53, resident and domiciled in São Paulo-SP and PERCEVAL LEITE BRITTO , Brazilian, married, attorney, with Identification Card No. 1.216.672-SSP/SP and CIC No. 114.908.708-06, resident and domiciled in São Paulo-SP; ALTERNATES - MARA CARDOSO DUARTE , Brazilian, single, banker, with Identification Card No. 336.084-SSP/SP and CIC No. 112.615.101-78, resident and domiciled in São Paulo-SP; JOÃO ANDRIJIC MALANDRIN , Brazilian, married, production engineer, with Identification Card No. 2.712.946-9 SSP/SP and CIC No. 044.413.038-15, resident and domiciled in São Paulo-SP and RAFAEL NATAL MONACO , Brazilian, married, bookkeeper, with Identification Card No. 3.878.348/SP and CIC No. 019.037.568-04, resident of São Paulo-SP. Regarding the compensation of the members of the Fiscal Council, the Meeting approved the proposal also presented by the holders of common shares, in the amount of R$ 4,600.00 (four thousand, six hundred Reais), a monthly value that is higher than the amount required legally, that is 10% (ten percent) of average monthly compensation for each director, to be paid to each member of the Fiscal Council effectively exercising a term of office, according to conditions contained in Paragraph 3 of Article 162 of Law No. 6404/76. Finally, the Chairman, reassuming the chair, reported that the members elected to the Fiscal Council satisfied the legal requirements of Law No. 6404/76. Next, in view of the fact that there is no specific formality for the taking of office of the members of the Fiscal Council, the Chairman declared that those elected where hereby vested with their powers as of that date. Upon finalizing the work, it was communicated to the Company that, as of that date, legal notices would be published in the following newspapers: "O Estado de São Paulo", "Diário Oficial de Santa Catarina" and "A Notícia" of Joinville-SC. II - Of the Extraordinary General Meeting: As the only subject of this Meeting, the following " PROPOSAL OF THE BOARD OF DIRECTORS " was presented : "Dear Shareholders - In view of the fact that it has become necessary to make amendments to part of the Company Bylaws for compliance with Law No. 10.303/2001 (the new Corporations Law) and thepractices of good Corporate Governance recommended by the CVM and the BOVESPA, the Board, in compliance with the letter "a" of subparagraph VIII of Article 17 of the Company Bylaws hereby proposes the following changes: 1 - In Article 14, Paragraph 1 : Include the "unified" concept to specify the mandate; 2 - In Article 15: introduce into the caput of the article the mandatory adoption of Internal Rules for the Board of Directors, that basically will regulate the functioning of this body; 3 - In Article 16, caput, and Paragraphs 1 to 5 : to reconcile the text of the article with paragraphs 1 to 4 in a manner that, in the event of a lack of a convocation by the Chairman of the Board to call a meeting of the body, the other members may do so directly, however only holding the meeting at the location of the executive management of the Company; and, adding a new condition to Article 16, Paragraph 5 : making it possible to issue summaries of the minutes of the meetings of the Board, and registering them in order to be effective before third parties; 4 - In Article 17, sub-paragraphs I and II : include the action to monitor as one of the functions of the Board of Directors; in sub-paragraph V, letter "c" : to include in the Annual Operating Plan the property sell offs that may occur during the fiscal year; in sub-paragraph VIII, letters "a" : add the possibility of the Board approving the waiver of the rights of the Company, as long as this is linked to a regular business operation; "c" : add the possibility of the Board approving the offering of collateral in financial operations, as long as this has been included in the Annual Operating Plan; "d" : add the possibility of the Board assigning trademarks and similar rights, as long as they are linked to products that are sold exclusively by the Company; in sub-paragraph XI : include the possibility of the preparation of analyses and recommendations on given topics by the Board's consulting bodies; the insertion of a new condition into article 17, sub-paragraph XII : establishing as exclusive jurisdiction of the Board of Directors the preparation and approval of its Internal Rules as well as a Code of Conduct for the Company; insertion of a new condition into 17, sub-paragraph XIII : establish as the exclusive jurisdiction of the Board of Directors the formal appraisal of the results of the Company; 5 - In Article 18, sub-paragraph I : among the duties of the Chairman of the Board of Directors, include the monitoring and compliance with the Board's Internal Rules and the Company's Code of Conduct; introduce a new condition into article 18, sub-paragraph II : among the duties of the Chairman of the Board of Directors, include the need to ensure enforcement of the Company's shareholder agreements; 6- In Article 20, Paragraph 1 : adjust reference to letter "L" of Article 21; 7- In Article 21, letter "e" : include the possibility of the Board approving the use of collateral in financial operations under the Annual Operating Plan; letter "f" : include the possibility of the Board's approving the transfer of intellectual property assets when tied to the manufacturing by third parties of products to be sold exclusively by the Company; letter "g" : include the possibility of the Board approving the waiver of rights when these are related to regular operations of the Company's businesses; letter "i" : provide a new text for the previous letter "h", replacing the act of "to nominate" with "to approve" regarding the nomination to terms of office of solicitors or proxies and representatives or agents in Brazil or abroad, with reference to Article 22, sub-paragraph I, letter "e"; 8- In Article 22, sub-paragraph I, letter "e" : to adjust the reference to letters "f" and "g" of Article 21; 9- To remove from Chapter IV, Section III, Article 25 that deals with compensation of the Advisory Council; 10 - to renumber all other articles and items of the Bylaws, and in Article 31 (previously article 32), change the minimum number of 5 (five) to 8 (eight) days as of the first publication for holding the General Meeting upon second call, according to the conditions contained in Law 10.303/2001. If this proposal is approved, the bylaws shall enter into effect under the terms that follow, emphasizing that to facilitate identification, they are underlined and in bold face, as follows: CHAPTER IV, ADMINISTRATION: ARTICLE 14 - Unchanged. Paragraph 1 - the term of office of Board Members and Executive Officers shall be for one year and unified , extending until the swearing in of the new administrators, with re-election being permitted. Paragraph 2 - unchanged. SECTION I, BOARD OF DIRECTORS: ARTICLE 15 - The Board of Directors shall be made up of a minimum of 07 (seven) and a maximum of 11 (eleven) members, all necessarily shareholders, and shall adopt Internal Rules that will establish conditions, among other topics judged to be of interest, shall guide the functioning of the body and to the committees subordinated to it, the rights and the duties of the Members and the relationship of the Board with the executive officers and other company bodies. Paragraphs 1 to 3 - unchanged. ARTICLE 16 - The regular meetings of the Board of Directors shall take place at least once per month on dates previously established for an annual calendar prepared by the Chairman of the Board of Directors, and the extraordinary meetings will take place whenever deemed necessary upon the convocation delivered to members a minimum of 24 (twenty four) hours in advance, indicating the date, time and location of the meeting and a brief direction of the order of the day. Paragraph 1 - the Chairman of the Board of Directors shall make the convocation, or it can be requested by 3 (three) members, and if the Chairman does not call the meeting with a deadline of 5 (five) days, the members may directly convoke the meeting, although it must only be held in the location where the Executive Management of the company sits. Paragraph 2 - The Board of Directors' meetings shall be installed with the presence of a minimum of 6 (six) of its members. Paragraph 3 - At the meetings of the Board of Directors, each member shall have a single vote. Paragraph 4 - Except for the condition contained in the sole paragraph of Article 17, the decisions of the Board of Directors shall be adopted, in any case, by majority vote of the members present, with the Chairman of the Board having the tie-breaking vote, without prejudice to his own vote. Paragraph 5 - The meetings of the Board of Directors shall be recorded in a Book of Minutes of the Meetings of the Board of Directors, and sections of decisions designed to produce effects on third parties shall be registered, as determined by the Board of Directors. ARTICLE 17 - It is within the jurisdiction of the Board of Directors: I - To set and monitor the general guidelines of the Company's businesses and that of companies that come under its control. II - To set and monitor all of the Company's operating and administrative rules, especially those dealing with: a) Admission and administration of personnel, staffing, careers, levels, wages and fringe benefits of the Company's employees; b) Controls, audits, accounting and statistics; c) Acquisition, administration and disposal of permanent assets; III and IV - unchanged; V - Approve: a) and b) unchanged, c) The Annual Operating Plan and respective capital budgets, investments, property sell offs and finances; d) to j) unchanged; VI and VII - unchanged; VIII - Authorize the Executive Officers to: a) Waive the rights of the Company, except when stemming from a regular operation of the company under the conditions contained in letter "g" of Article 21 of these Bylaws ; b) Unchanged; c) Provide collateral, except in the case of financial operations considered in the Annual Operating Plan ; d) To transfer, under contract for a given period of time, renewable or not, the use of the "SADIA" brand name, brand logos, emblems, symbols and any other distinctive signs that identify the Company, as well as other brand logos, "know-how", intellectual creation work and patents that may be, or come to be, its property , except in the case of their use regarding products that, while manufactured by third parties, are destined for the exclusive sale by the Company, observing Article 21, letter "f" of these Bylaws ; and e) Sell, through definitive transfer, brand logos, patents, "know-how," characters and any other works of intellectual creation owned by the Company ; IX - Unchanged; X - Accompany the management and performance of Executive Management ; XI -Create, at any time, on a temporary or permanent basis, committees, commissions or work groups always presided over by a Board Member and comprised of administrators, employees or hired parties, with a specific purpose to prepare projects, to analyze and recommend given subjects or to monitor activities in any given area of the Company's activities; XII - To prepare and approve the Internal Rules of the Board of Directors and the Company's Code of Conduct; XIII To formally appraise the Company's results. Single paragraph - unchanged; XIV - To choose and dismiss the Company's independent auditors. ARTICLE 18 - It shall be the duty of the Chairman of the Board of Directors: I - To comply with and ensure compliance with the Company's Bylaws, Internal Rules of the Board of Directors, the Company's Code of Conduct , the decisions of the General Meeting and of the Board of Directors and to be aware of the business operations; II - To ensure enforcement, within the limits of his powers, the shareholders' agreements on file at Company headquarters ; III to V - unchanged. SECTION II, EXECUTIVE MANAGEMENT: ARTICLE 20 - Unchanged. Paragraph 1 - The meetings of Executive Management are presided by the President and CEO or, in his absence, by any Director, in the form indicated in Article 21, letter "k" . Paragraph 2 - unchanged. ARTICLE 21 - Respecting the jurisdiction of the Board of Directors, it is up to Executive Management to: a) to d) - unchanged; e) To approve the provision of collateral in the financial operations foreseen under the Annual Operating Plan as well as guarantees and/or sureties of subsidiaries in loan, financing and leasing operations; f) To approve the assignment for the temporary use of trademarks, "know-how", patents and intellectual creation works owned by the Company, as long as they are linked to the manufacturing by third parties of products to be sold exclusively by the Company: g) To waive the rights of the Company, respecting the conditions in Article 17, sub-paragraph VIII, letter "a", of these Bylaws ; h) unchanged; i) To approve the nomination of solicitors or proxies and representatives or agents in Brazil or abroad , observing the conditions of Article 22, sub-paragraph I, letter "e", of these Bylaws ; j) and L) unchanged. Sole paragraph - unchanged. ARTICLE 22 - unchanged . I - ISOLATED: a) to d) unchanged; e) To sign all instruments referring to acts authorized by the Board of Directors, provided for in sub-paragraph IX of Article 17, and those approved by Executive Management, provided for in letters "c", "d", "e", "f" , "g " , "h", "i" and "j" of Article 21 of these Bylaws; f) unchanged. CHAPTER V, SECTION I, INSTALLATION AND DECISIONS: ARTICLE 31 - If the General Meeting is unable to be installed on the scheduled date for lack of a legal quorum, a second convocation will be made in the same form as the first, with a minimum space of 8 (eight) days from the first publication of the notice and the General Meeting, and in which case it may be installed with any number of shareholders present. This is what the Board had to propose and it hopes it will be approved by the shareholders." The subject was placed in discussion and vote and the shareholders, unanimously, based upon the Board of Director's proposal, approved the new text of the statutory provisions as explained, with the Bylaws now entering into effect with the new text as approved, renumbering all of the other articles and items affected by the current changes. Before ending the session, the President of the Company, Walter Fontana Filho, was allowed to speak. He commented on the company's activities and good performance in 2003 as well as the challenges for the current year. The Chairman of the Board, when he took the floor again, took advantage of the opportunity to emphasize that among those present at the meeting were shareholders who were descendents of the Controlling shareholders, representing the "Sadia 4 th generation project", including the following young people: Alexandre Sivestre de Faria Luz; André Monegaglia; Augusto Escorel Fontana; Felipe Boturão d'Avila; Gustavo Fontana Striker, Oliver Fontana; Roberto Pusset and Tiago Guitian dos Reis. Also taking advantage of the opportunity was Osório Henrique Furlan, Vice Chairman of the Board of Directors who took the floor as well as his wife, Lucy Fontana Furlan, also in attendance at the meeting - remaining members of the Sadia founding group during the 1944 period - who exhorted the members of the 4 th generation group as well as shareholders in general that this new generation of shareholders should prepare itself very well to manage the interests of the shareholders, taking into account the fact that today the Company has a group of very qualified and competent professionals, which has been one of the strong reasons for the Company's good performance.

6 - CLOSING, AUTHORIZATION OF THE MINUTES AND SIGNATURES : With no more business to conduct, the Meetings were ended in accordance with the usual ceremonies.

Concórdia-SC, April 16, 2004.

aa) Romano Ancelmo Fontana Filho - President; Luiz Gonzaga Murat Junior - Secretary; Shareholders' Agreement - Carla Maria Carvalho Fontana; Fundação Attílio F. X. Fontana - Darci Primo; Caixa de Prev. dos Func. do Banco do Brasil - PREVI - Ledi Gema Marchet Pereira dos Santos; Dario Fontana; Albino Zanatta; for/Virginia Retirement System - Jorge Washington Tenório Marcelino; for /The Master Trust Bank Of Japan, LTD. - Jorge Washington Tenório Marcelino; for / Vanguard Emerg. MKTS Stock Index FD - Jorge Washington Tenório Marcelino; Elvio de Oliveira Flores; Roberto Faldini; Luiz Gonzaga Murat Junior; Osório Dal Bello; Ronaldo Kobarg Muller; Artemio Fronza; Gilberto Tomazoni; Octaviano Zandonai; Newton Ipenor Pedot; Nelso Bonissoni.

I hereby certify that this document is a faithful copy of the minutes registered in book no. 01 of the Company's General Meetings.

Luiz Gonzaga Murat Junior
Secretary